UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  May 24, 2010

GLOBAL PARTNERS LP

(Exact name of registrant as specified in its charter)

Delaware	001-32593	74-3140887
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 9161

800 South Street

Waltham, Massachusetts 02454-9161

(Address of Principal Executive Offices)

(781) 894-8800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                          Entry into a Material Definitive Agreement

On May 24, 2010, Global Companies LLC (“Global”), a wholly owned subsidiary of Global Partners LP (the “Partnership”), entered into a Sale and Purchase Agreement (the “Purchase Agreement”) with ExxonMobil Oil Corporation and Exxon Mobil Corporation (collectively, “ExxonMobil”), pursuant to which Global agreed to acquire 190 Mobil branded retail gas stations in Massachusetts, Rhode Island and New Hampshire (the “Subject States”) for a purchase price of $200 million. Of the 190 stations, 148 are owned and 42 are controlled under long-term leases. In connection with the transaction, the Partnership will assume certain environmental liabilities. In addition, ExxonMobil has agreed to assign to Global the right to supply Mobil branded fuel to such stations and to 31 branded Mobil stations that are owned and operated by independent dealers in the Subject States. The Partnership will also enter into a long-term Brand Fee Agreement, which will entitle the Partnership to sell Mobil branded gasoline and diesel fuel in the Subject States, as well as Maine and Vermont.

Global has deposited $4,250,000 in an escrow account.   Global has a due diligence period of 60 days at the end of which it will be required to make an additional deposit of $6 million. Global can extend its diligence period for an additional 30 days with a further deposit of $500,000. Global is only entitled to the return of the deposits under limited circumstances.

Of the 221 stations that are the subject of the Purchase Agreement, 179 are located in Massachusetts, 22 are located in Rhode Island and 20 are located in New Hampshire. Of the 190 stations that are the subject of the Purchase Agreement, 42 are directly operated by ExxonMobil and 148 are dealer operated subject to existing franchise agreements to be assigned to and assumed by Global. Global is required to make (or to cause its management company to make) offers of employment to certain ExxonMobil employees impacted by the sale of these stations.

Subject to approval of its independent directors, the Partnership intends to negotiate a contract for the management of the company operated stations and the dealer relationships with Alliance Energy LLC (“Alliance”).  Alliance is an experienced operator of retail gasoline stations. Alliance is approximately 95% owned by members of the Slifka family, who also own the general partner of the Partnership.

ExxonMobil has long-term throughput contracts with Global for the use of five refined products terminals acquired from ExxonMobil in 2007. Global supplies refined products to ExxonMobil at each of these terminals. ExxonMobil is also a supplier of refined products to the Partnership at other locations.

The transaction is subject to customary regulatory approvals, as well as various other customary commercial closing conditions and is expected to be completed by year end 2010.

Item 7.01.                                          Regulation FD Disclosure

On May 25, 2010, the Partnership issued a press release announcing the execution of the Purchase Agreement. A copy of the Partnership’s press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

In accordance with General Instruction B.2 of Form 8-K, the information set forth in this Item 7.01 and in Exhibit 99.1 shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, unless the Partnership specifically states that the information is to be considered “filed” under the Exchange Act or incorporates it by reference into a filing under the Exchange Act or the Securities Act of 1933, as amended.

Item 9.01.                                          Financial Statements and Exhibits

(d)                                               Exhibit

99.1                                         Press Release dated May 25, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GLOBAL PARTNERS LP
	By:	Global GP LLC,
its general partner

Dated: May 25, 2010		By:	/s/ Edward J. Faneuil
Executive Vice President,
General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release dated May 25, 2010